UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2008

GTSI Corp.
(Exact name of registrant as specified in its charter)

Delaware	0-19394	54-1248422
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3901 Stonecroft Boulevard Chantilly, Virginia	20151-1010
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 502-2000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On August 28, 2008, Joe Ragan resigned his position as Senior Vice-President, Chief Financial Officer of GTSI Corp. (the “Company).

(c) On August 28, 2008, the Company named Peter Whitfield, age 49, as interim Chief Financial Officer of the Company effective immediately. Mr. Whitfield has been the Company’s Vice President of Financial Planning, Analysis, and Internal Audit, since June 2008, and will continue to oversee those functions.

Mr. Whitfield held various executive leadership positions in sales operations and finance for several companies, including MCI, Winstar, Broadwing, and InPhonic, an internet-based retailer where he was responsible for leading the customer service, fulfillment, procurement, credit and activation processes.

Mr. Whitfield began his career at GTSI in August 2006 as the Company’s interim Controller and was then promoted to Vice President of Internal Audit in March of 2007. He held this position until June of 2008 when he was promoted to his most recent position at GTSI. Before joining GTSI, Mr. Whitfield held the title of Senior Vice President for Operations at Inphonic from June 2005 until June 2006. Prior to this position he served as the Vice President of Fulfillment for Inphonic from September 2003. Mr. Whitfield holds a BS in public accounting from Pace University, Pleasantville, NY.

There is no arrangement or understanding pursuant to which Mr. Whitfield was appointed as interim Chief Financial Officer. Mr. Whitfield has no familial relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. Except for his new position as interim Chief Financial Officer, the terms of Mr. Whitfield’s employment arrangement with the Company have not been changed as of the date hereof.

A copy of the Company’s press release announcing Mr. Ragan’s resignation and the appointment of Mr. Whitfield as interim Chief Financial Officer is attached to this current report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

99.1 Press Release issued by GTSI Corp., dated September 3, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GTSI Corp.

By: /s/ James J. Leto
James J. Leto
Chief Executive Officer

Date: September 3, 2008

EXHIBIT INDEX

99.1    Press Release issued by GTSI Corp., dated September 3, 2008.